SCHEDULE 14A INFORMATION

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ELECTRO RENT CORPORATION

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ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512

Consent Solicitation Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
December 1, 2003

DEAR SHAREHOLDERS:

     As you may be aware, Electro Rent Corporation’s Board of Directors has proposed an extraordinary distribution of $4.00 per share (or an aggregate of approximately $100,000,000), which is expected to be distributed to Electro Rent’s shareholders on January 14, 2004 (the “Extraordinary Distribution”). In preparing for the Extraordinary Distribution, we are seeking shareholder approval for two matters (the “Proposals”):

     1. Reverse Stock Split. Our board of directors unanimously recommends that you CONSENT to Proposal 1, which gives the Board the authority to amend Electro Rent’s Articles of Incorporation (the “Electro Rent Articles”) to effect a reverse stock split of our Common Stock if the Board concludes it is appropriate after the Extraordinary Distribution. Because we do not know what the market price of our Common Stock will be after the Extraordinary Distribution, Proposal 1 provides the Board with the flexibility to determine the exact reverse split ratio within a range of one-for-one-and-a-half (1:1.5) to one-for-three (1:3). The proposed amendment to the Electro Rent Articles is attached as Annex A.

     2. Stock Option Anti-Dilution Provision. Our board of directors also unanimously recommends that you CONSENT to Proposal 2, which adds certain antidilution language to each of our existing option plans. In general, Proposal 2 would result in the reduction of the exercise price per share of each stock option under the Option Plans by an amount equal to the aggregate extraordinary distributions and dividends (including the Extraordinary Distribution, if applicable) per share that would have been paid had the shares received on exercise been issued and outstanding since the date the option was granted (the “Grant Date”). However, Proposal 2 provides the Board with the authority to limit any reduction in the exercise price, and to increase the number of shares covered by any option, as the Board may determine is necessary to avoid “variable accounting” treatment for that option while preserving its value as much as possible.

     We are not holding a meeting of shareholders in connection with the Proposals, and are instead seeking approval by solicitation of written consents. Only shareholders of record at the close of business on our record date of November 14, 2003 will be entitled to submit consents on the Proposals. To consent to the Proposals, you must submit a properly executed consent no later than 5:00 P.M., Pacific Standard Time, on Tuesday, December 23, 2003, unless otherwise extended by our Board of Directors in its sole discretion. You may revoke your consent with respect to a Proposal by written notice to the undersigned received at any time prior to the time that we receive sufficient written consents to approve that Proposal. If you wish to consent to one Proposal, but not the other, you may so mark and return a Consent. If you do not wish to consent to either Proposal, you need not return a Consent, since “Withheld” votes, broker “non-votes” and abstentions will have the effect of voting “AGAINST” these proposals.

By Order of the Board of Directors

Steven Markheim, Secretary

DATED: December 1, 2003

Your participation is important, please mark, date, sign and return promptly the enclosed consent in the stamped return envelope provided. Your prompt return of the consent will help avoid the additional expense of further solicitation.

The deadline for submitting your consent is 5:00 P.M., Pacific Standard Time, on Tuesday, December 23, 2003, unless otherwise extended by our board of directors.

CONSENT SOLICITATION STATEMENT

GENERAL INFORMATION

Unless otherwise noted (1) the terms “Electro Rent,” “we,” “us,” and “our,” refer to Electro Rent Corporation and its subsidiaries, (2) the terms “Common Stock” and “shareholder(s)” refer to Electro Rent’s Common Stock and the holders of that stock, respectively, and (3) the term “Board” refers to our Board of Directors.

Information Regarding Consents

     This Consent Solicitation Statement is furnished in connection with the solicitation of shareholder consents by the Board. Our Board is soliciting these consents in lieu of a meeting of shareholders. To consent to the Proposals, return the enclosed consent no later than 5:00 P.M., Pacific Standard Time, on Tuesday, December 23, 2003, unless otherwise extended by our Board (the “Consent Date”).

Record Date and Consent Rights; Consents Required for Approval

     Our Board has fixed the close of business on November 14, 2003 as the record date for determining the shareholders entitled to receive notice of and to provide written consents on the Proposals. As of the record date, there were 24,869,597 shares of Common Stock issued and outstanding. Each share is entitled to one vote. Our Common Stock is listed by the National Association of Securities Dealers and is quoted on the National Market System of NASDAQ. Our symbol is “ELRC.” On November 14, 2003, the closing price of our Common Stock was $13.99.

     We are incorporated in the State of California and are subject to Title 1 of the California Corporations Code. Section 603 of California’s General Corporation Law permits our shareholders to approve the Proposals by written consent and without a meeting, if the holders of a majority of the issued and outstanding shares of our Common Stock sign written consents. To consent to the Proposals, you must complete and submit the enclosed consent on or before the Consent Date. If you wish to consent to one Proposal, but not the other, you may so mark and return a Consent. If you do not wish to consent to either Proposal, you need not take any action, since “Withheld” votes, broker “non-votes” and abstentions will have the effect of voting "AGAINST” these proposals. All written consents that we receive, regardless of when dated, will expire upon the Consent Date, unless that date is extended by our Board.

Voting and Revocation of Consents

     All shares represented by valid consents that we receive before the Consent Date will be deemed to have CONSENTED to each Proposal unless otherwise marked or unless the consent is properly revoked. If we receive the requisite number of executed consents approving a Proposal before the Consent Date, then that Proposal shall be deemed approved.

     You may revoke your consent to a Proposal at any time prior to the time we receive the requisite number of consents to approve that Proposal. A revocation may be in any written form validly signed by you, as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to our Secretary by mail or by facsimile and will be effective upon receipt by us.

Costs of Solicitation

     We will pay the expenses of printing, assembling and mailing these consents. In addition to soliciting consents by mail, our officers, directors and other regular employees, without additional compensation, except for reimbursement of actual expenses, may solicit consents personally or by other appropriate means. We will also reimburse brokerage firms and custodians, nominees and fiduciaries for out-of-pocket expenses incurred in sending these consent solicitation materials to, and obtaining instructions from, beneficial owners.

Recommendation of our Board

     Our Board unanimously recommends that you CONSENT to BOTH of the Proposals.

PROPOSAL 1
REVERSE STOCK SPLIT

Introduction

     Our board of directors unanimously recommends that you CONSENT to Proposal 1, which gives the Board the authority to amend Electro Rent’s Articles to effect a reverse stock split of Electro Rent Common Stock if the Board concludes it is appropriate after the Extraordinary Distribution. The Board can effect the reverse split at any time until December 31, 2004. Proposal 1 permits the Board to choose an exchange ratio between one-for-one-and-a-half (1:1.5) to one-for-three (1:3). The reverse stock split would reduce the number of the authorized and the outstanding shares of Common Stock, by the chosen exchange ratio. However, even if Proposal 1 is approved, if our Board concludes after the Extraordinary Distribution that a reverse split would not be in the best interests of our shareholders, our Board is not required to effect a reverse split. We will pay cash in lieu of any fractional shares resulting from the reverse stock split. The proposed form of amendment to the Electro Rent Articles to implement the reverse stock split is attached to this Consent Solicitation Statement as Annex A.

Reasons for the Reverse Stock Split

     We expect that, as a result of the decrease in the asset base of Electro Rent, our stock price may decline after a distribution of the size contemplated by the Board. If the decline in our market capitalization were to be in the range of the size of the Extraordinary Distribution, our stock price could trade in a range which many market professionals believe is not optimal. Theoretically, the price per share should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the reputation of a company in the financial community. However, in practice, many investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks (for example, the internal guidelines of certain institutional investors prohibit the purchase of stock trading below $5.00). Many leading brokerage firms are reluctant to recommend low-priced stock to their clients. Further, a variety of brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, brokerage commissions on low-priced stocks generally represent a higher percentage of the sales price than the commissions on relatively higher-priced issues.

     Although there can be no assurance that the per share price of our Common Stock after the reverse stock split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the Board intends to use the reverse stock split (if appropriate) to counteract any significant price decline that results from the Extraordinary Distribution. Because we do not know what the market price of our common stock will be after the Extraordinary Distribution, Proposal 1 provides the Board with the flexibility to determine the exact reverse split ratio within a range of one-for-one-and-a-half (1:1.5) to one-for-three (1:3). Even if Proposal 1 is approved, our Board is not required to effect any reverse stock split if it concludes that doing so would not be in the best interests of the shareholders.

     We expect the Board to make its decision about a reverse stock split shortly after the Extraordinary Distribution, although this Proposal would give the Board the ability to effect a reverse stock split not later than December 31, 2004. In determining whether to implement the reverse stock split and selecting the exchange ratio, our Board may consider factors such as:

•	The then prevailing trading price and trading volume for Electro Rent Common Stock;

•	The anticipated impact of the reverse stock split on the trading price of our Common Stock; and

•	Prevailing general market and economic conditions.

Principal Effects

     Common Stock. As of the record date, Electro Rent had 24,869,597 shares of Common Stock issued and outstanding. Based on this, immediately following the completion of the reverse stock split, and, assuming for illustrative purposes only a one-for-two reverse stock split, Electro Rent would have had 12,434,798 shares of Common Stock issued and outstanding (without giving effect to the elimination of any fractional shares). The actual number of shares outstanding will depend on the reverse stock split ratio. The reverse stock split will not affect any shareholder’s proportionate equity interest in Electro Rent, except as a result of the purchase of fractional shares. If and when Electro Rent declares a reverse stock split, the computation of basic and diluted earnings per share of the Common Stock will be adjusted retroactively to reflect the effect of the split on the overall capital structure of the company.

     Effect on Stock Option Plan. As of the record date, Electro Rent had outstanding stock options to purchase a total of 1,078,319 shares of Common Stock. On that date, options for an additional 1,140,510 shares of Common Stock remained available for grant under Electro Rent’s stock option plans. Assuming, for illustrative purposes only, that our Board effects a one-for-two reverse stock split, the terms of the outstanding options will be equitably adjusted such that there would be a total of 539,159 shares of Common Stock issuable upon exercise of the options (50% of the number of shares of Common Stock previously issuable upon exercise). In addition, the exercise price per share for each option would be increased to two times the previous exercise price, so that the aggregate exercise price payable by the optionee to us would remain the same. In addition, the number of shares of Common Stock which remain available for issuance under Electro Rent’s option plans will be reduced by the same reverse stock split ratio.

     The proposed amendment to Electro Rent’s Articles with respect to the reverse stock split will also amend Electro Rent’s Articles to decrease the number of authorized shares of Common Stock from 20,000,000 to a number of shares of Common Stock that would maintain the ratio between our outstanding Common Stock after giving effect to the reverse stock split and total authorized but unissued Common Stock.

     The following table sets forth (i) the actual authorized and outstanding shares of Common Stock, and the actual options outstanding and available for future issuance under the Option Plans, all as of the record date, and (ii) these figures adjusted for the effects of a one-for-two reverse stock split.

	Before	Adjusted for
	Reverse	1:2
	Split	Reverse Split

Common Stock Authorized	40,000,000	20,000,000
Outstanding	24,869,597	12,434,798
Reserved for issuance upon exercise of options granted or to be granted pursuant to Stock Option Plans	2,218,829	1,109,414
Available for future issuance by action of the Board	12,911,574	6,455,788

Exchange of Stock Certificates and Elimination of Fractional Share Interests

     As soon as practicable after filing the Certificate of Amendment effecting a reverse stock split with the Secretary of State of California, shareholders will receive instructions for the exchange of their Common Stock certificates for new certificates representing the appropriate number of shares of Common Stock after the reverse stock split. However, if permitted, Electro Rent may elect to effect the exchange in the ordinary course of trading as certificates are returned for transfer. In either event, each current certificate representing shares of Common Stock will until so exchanged be deemed for all corporate purposes after the filing date to evidence ownership of Common Stock in the proportionately reduced number. An exchange agent may be appointed to act for shareholders in effecting the exchange of their certificates. Shareholders should not send their stock certificates now. You should send them only after you receive instructions from us or our exchange agent.

     We will not charge you any service charges, brokerage commissions or transfer taxes in the exchange, unless you request that the new stock certificate be issued in a name other than that in which the surrendered certificate(s) was registered. In that event, (1) the person requesting such issuance will have to pay all applicable transfer taxes resulting from the transfer (or prior to transfer of such certificate, if any) or establish to Electro Rent’s satisfaction that such taxes have been paid or are not payable, (2) the transfer will have to comply with all applicable federal and state securities laws, and (3) the surrendered certificate will have to be properly endorsed and otherwise in proper form for transfer.

     Shareholders will not be entitled to receive fractional shares in connection with the reverse stock split. In lieu of fractional shares, shareholders will receive, upon surrender of the relevant stock certificate(s), the value of the fractional interest to which such shareholder is entitled, based upon the fair market value of the Common Stock on the date the Certificate of Amendment is filed.

Federal Income Tax Consequences of Proposal 1

     The following discussion summarizes the material federal income tax consequences of the reverse stock split to the Company and our shareholders who hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address foreign, state or local tax considerations or the special tax consequences that would apply to non-U.S. investors, tax-exempt investors or other investors having a special legal status (such as dealers in securities, banks, thrifts, trusts, or insurance companies), or to investors holding their shares other than as a capital asset, or who acquired our stock pursuant to the exercise of compensatory stock options or otherwise as compensation. Electro Rent has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. Accordingly, each shareholder should consult his, her or its tax advisor with respect to the particular tax consequences of the reverse stock split to such holder.

     The material federal income tax consequences for a shareholder of a reverse stock split are as follows:

•	Shareholders should not recognize any gain or loss for federal income tax purposes (except for cash, if any, received in lieu of a fractional share of Common Stock);

•	A shareholder’s aggregate tax basis of the Common Stock received pursuant to the reverse stock split, including any fractional share of the Common Stock not actually received, should be equal to the aggregate tax basis of such holder’s Common Stock surrendered in the exchange;

•	A shareholder’s holding period for the Common Stock received pursuant to the reverse stock split should include such holder’s holding period for the Common Stock surrendered in the exchange;

•	Cash payments received by the shareholder for a fractional share of Common Stock generally should be treated as if such fractional share had been issued pursuant to the reverse stock split and then redeemed by us, and such holder generally should recognize capital gain or loss with respect to such payment, measured by the difference between the amount of cash received and such holder’s tax basis in such fractional share; and

•	The Company should not recognize gain or loss as a result of the reverse stock split.

No Appraisal Rights

     Shareholders have no rights under California law or under Electro Rent’s Articles to exercise dissenters’ rights of appraisal with respect to Proposal 1.

Vote Required

     The affirmative written consent of a majority of the outstanding shares of our Common Stock is required by California sate law to approve Proposal 1. “Withheld” votes, broker “non-votes” and abstentions will have the effect of voting “AGAINST” the Proposal 1.

Board Recommendation

     THE BOARD RECOMMENDS THAT OUR SHAREHOLDERS SIGN AND RETURN A CONSENT “FOR” THE APPROVAL OF PROPOSAL 1.

PROPOSAL 2

STOCK OPTION ANTI-DILUTION

Introduction

     Our board of directors unanimously recommends that you CONSENT to Proposal 2, which adds certain antidilution language to each of our existing option plans. In general, Proposal 2 would result in the reduction of the exercise price per share of each stock option under the Option Plans by an amount equal to the aggregate extraordinary distributions and dividends (including the Extraordinary Distribution, if applicable) per share that would have been paid had the shares received on exercise been issued and outstanding since the Grant Date. However, Proposal 2 provides the Board with the authority to limit any reduction in the exercise price, and to increase the number of shares covered by any option, as the Board determines is necessary to avoid “variable accounting” treatment for that option while preserving its value as much as possible. The options covered by this Proposal 2 are held by our employees, directors, officers and consultants under our 2002 Stock Option Plan, 1996 Stock Option Plan, 1990 Stock Option Plan and 1996 Director Option Plan (together, the “Options Plans”). If Proposal 2 is approved, each of the Option Plans will be amended, whether or not the Company makes the Extraordinary Distribution, to include the following provision:

“In lieu of any other adjustment hereunder, the exercise price of any Option will be reduced (but not below zero) by the amount of any extraordinary distributions or dividends which would have been paid with respect to the shares for which it is exercised had they been issued and outstanding since the date on which the option was granted. However, the adjustment made in the exercise price may be limited, and/or the number of shares covered by each option may be increased (without reducing the number of options otherwise remaining available for grant under this Plan), by the Board as necessary in its judgment (which shall be final) to avoid “variable accounting” treatment for any options, while attempting to maintain, as much as possible, the aggregate difference for each option between the exercise price of that option and the market price of the Common Stock covered by that option immediately before and after the extraordinary distribution or dividend. The value of any non-cash distribution or dividend shall be determined by the Board of Directors. No adjustment to the exercise price or otherwise shall be made for any regular quarterly dividends declared by the Board of Directors.”

Reasons for the Anti-Dilution Protection

     We grant stock options as a form of incentive compensation to reward our employees for the performance of the Company, as reflected by the public market in our stock price. Electro Rent’s directors also hold stock options. With respect to options granted to directors under the Option Plans and the Director Option Plan, the directors suffer the same loss in intrinsic value as any option holder. Specifically, under Electro Rent’s Director Option Plan, non-employee directors may elect to reduce his or her cash compensation by 75% of the market value of the shares underlying the option, and pay the remaining 25% of the market value on exercise. We believe that this allows our directors to participate in any increase in the value of the Common Stock, while sharing the risk of any declines.

     Although the language of each of our Option Plans is somewhat different, none of them provides clear antidilution protection for our optionees in the event of an extraordinary distribution or dividend. As a result, if our stock price declines as a result of such distribution or dividend, our optionees would suffer from that stock price decline without receiving the benefits of that distribution. After considering this matter, our Board concluded that this was not only unfair to our optionees but could undermine the purpose of stock option grants: namely, to align the interests of our shareholders and our optionees. Our Board believes that director and employee option holders generally should participate in the increase in the value of the Company during the term of the option, even if the Board determines to distribute some of that value to our shareholders. Moreover, allowing such participation should reduce any perceived conflict of interest for our directors and employees in the determination of whether to pay an extraordinary distribution or dividend.

Principal Effects

     Basic Operation. Proposal 2 is designed to prevent extraordinary distributions and dividends (including the Extraordinary Distribution) from adversely affecting the value of our outstanding options. In general, Proposal 2 would result in the reduction of the exercise price per share of each stock option under the Option Plans by an amount equal to the aggregate per share extraordinary distributions and dividends (including the Extraordinary Distribution, if applicable) that would have been paid had the shares received on exercise been issued and outstanding since the Grant Date.

     Adjustments to Avoid Variable Accounting. Proposal 2 provides the Board with the authority to limit the reduction in the exercise price of any option and to adjust the number of shares covered by that option if necessary to avoid “variable accounting” treatment for that option while preserving its value as much as possible.

     Current accounting rules do not require Electro Rent to reflect employee stock options as an expense, so long as certain tests are met. However, adjustments to the exercise price of outstanding options can result in “variable accounting” treatment for the affected options, requiring the Company to calculate the value of each re-priced option and to make an adjustment to compensation expense at the end of each quarter based on the then current stock price. The Board does not believe that such accounting treatment would be in the best interests of the Company, and accordingly Proposal 2 allows the Board to limit any adjustment in the exercise price of any option if it believes the adjustment would produce variable accounting treatment.

     Under FASB Interpretation No. 44, “Accounting for Certain Transaction Involving Stock Compensation,” in order to avoid variable accounting, both of the following criteria must be met:

•	The aggregate intrinsic value of the award immediately after the change is not greater than the aggregate intrinsic value of the award immediately before the change. (“Intrinsic value” is defined as the aggregate difference for each option between the exercise price per share and the market price per share.)

•	the ratio of the exercise price per share to the market per share value is not reduced.

     Accordingly, neither a change in the exercise price nor a change in the number of options to avoid dilution in the event of a reverse stock split and meeting the above conditions will result in variable accounting.

     Under Proposal 2, the exercise price of each option will be reduced (but not more than the amount of the distribution or dividend) to the maximum extent permitted under these tests. If, in order to avoid variable accounting treatment, the exercise price of any option is not reduced by the full amount of the extraordinary distributions or dividends, Proposal 2 allows the Board to increase the number of shares of Common Stock covered by that option as long as its intrinsic value is not increased. Any additional shares issued as a result of this kind of adjustment would not affect the number of shares covered by the Option Plan involved. Proposal 2 would not otherwise affect the number of shares subject to existing options or otherwise available for grant under any Option Plans.

     The exact impact of any adjustments the Board may have to make to avoid variable accounting treatment cannot be determined without knowing the trading prices of the Common Stock immediately before and after a dividend or distribution. However, as an example, if an option holder held an option covering 10,000 shares having an exercise price of $8.00 per share when the per share market price is $13.00, the option would have an intrinsic value of $50,000 (10,000 shares times a per share difference of $5.00). If, after a $4.00 per share dividend, the per share market price declined to $9.00, the per share exercise price could not be reduced below $5.54 (otherwise the ratio of the exercise price to the market price would be reduced). However, in order to maintain the $50,000 intrinsic value, the number of shares covered by the option would be increased to 14,450, based on the per share difference between the exercise price and the market price of $3.46.

     While the exact amount of additional shares that might be issued under an option if both Proposals are approved and the Company makes the Extraordinary Distribution cannot be determined at this time, if the price of the stock immediately prior to the Extraordinary Distribution is $13.00, and declines by $4.00 to $9.00 immediately following the Extraordinary Distribution, based on the currently outstanding stock options the Company would issue stock options covering approximately 361,000 additional shares of Common Stock to compensate the option holders for the limitations on the reduction of the exercise price imposed by the rules of variable accounting. The intrinsic value of the outstanding options would be unchanged.

     Effect on Common Stock. Although Proposal 2 is not designed to affect the overall ownership interests of our holders of Common Stock, holders of Common Stock may suffer a small amount of dilution if the number of shares covered by an option is increased to avoid variable accounting, as described above. For example, based on 24,869,597 shares outstanding on the record date, the issuance of an additional 361,000 shares of Common Stock as reflected in the above example would dilute the holders of Common Stock, as a group, an aggregate of approximately 1.5% without taking into account the exercise price of the options involved.

Federal Tax Consequences of Proposal 2

     The following discussion summarizes the material federal income tax consequences of the amendment of the various option plans to the Company and our optionees. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address foreign, state or local tax considerations. Electro Rent has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the anti-dilution amendment.

     The general federal tax treatment of options, in material respects, is described under “Executive Compensation—Summary of the Option Plans”. If approved, Proposal 2 will not have any federal income tax impact on our shareholders, the Company or the optionholder, although any adjustment could impact the amount of any gain realized by the optionee and/or the amount of any deduction recognized by the Company.

No Appraisal Rights

     Shareholders have no rights under California law or under Electro Rent’s Articles to exercise dissenters’ rights of appraisal with respect to Proposal 2.

Vote Required

     The affirmative written consent of a majority of the outstanding shares of our Common Stock is required to approve Proposal 2. (If we had brought Proposal 2 for a vote at a shareholders meeting, we would have needed only the vote of a majority of the shares voting at a meeting. However, the California laws governing written consents mean that we will need a majority of all outstanding shares.) “Withheld” votes, broker “non-votes” and abstentions will thus have the effect of voting “AGAINST” the Proposal 2.

     Under corporate law, we are not required to have the consent of the shareholders to amend the options. However, under applicable NASDAQ rules, we are required to seek approval from our shareholders for any “material” amendments to stock option plans. Although we are not certain that this Proposal 2 constitutes a “material” amendment, we have elected to seek shareholder consent. If Proposal 2 does not pass, the Board would have to re-evaluate possible courses of action to deal with the options and the Extraordinary Distribution.

Board Recommendation

THE BOARD RECOMMENDS THAT OUR SHAREHOLDERS SIGN AND RETURN A CONSENT “FOR” THE APPROVAL OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of November 14, 2003, the holdings (i) by each person who we know owns 5% or more of our Common Stock, (ii) each of our directors, (iii) each person named in the summary compensation table, and (iv) by all directors and officers as a group. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Common Stock

	Number of	Percent of
Name and Address of Owner(1)	Shares(2)	Class(2)

Private Capital Management(3) 7295 Tilden Lane Naples, Florida 34108	5,671,732	22.81%
Daniel Greenberg(2)(4)	4,144,406	16.64%
T. Rowe Price Associates, Inc.(5) 100 East Pratt Street Baltimore, Maryland 21202	3,718,450	14.95%
Phillip Greenberg(6)	2,404,773	9.67%
William Weitzman(2)(7)	414,863	1.66%
Gerald D. Barrone	32,468	*
Nancy Y. Bekavac	23,309	*
Craig R. Jones (2)	26,290	*
Joseph J. Kearns	4,389	*
S. Lee King	36,337	*
Steven Markheim(2)	113,969	*
Gary B. Phillips(2)	114,706	*
James S. Pignatelli	3,138	*
Executive Officers and Directors as a Group (17 Persons)	5,086,220 (8)	17.90%

*	Less than 1%.

(1)	The address of each shareholder is 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512, unless otherwise set forth in the table.

(2)	Any shares which are available under options which are currently exercisable or which will become exercisable within 60 days after the date as of which information in this table is provided are considered to be outstanding for the purpose of computing the percentage of outstanding shares owned by such person, but are not considered outstanding for the purpose of computing the percentage of shares owned by any other person. The number of shares in this table includes shares issuable upon exercise of options currently exercisable or exercisable within 60 days after the date as of which information in this table is provided as follows: Mr. Daniel Greenberg (referred to as “Mr. Greenberg”), 40,000 shares; Mr. Weitzman, 66,286 shares; Mr. Phillips, 104,917 shares; Mr. Markheim, 101,584 shares; and Mr. Jones, 26,167 shares.

(3)	Based upon information disclosed in the Form 13F filed by Private Capital Management on May 15, 2003, it beneficially owns 5,671,732 shares. Based upon information contained in the Schedule 13G filed by Private Capital Management on February 14, 2003, it has sole voting and disposition power with respect to no shares and has shared voting and disposition power with respect to 5,721,932 shares. Bruce S. Sherman has sole voting and disposition power with respect to 48,600 shares and has shared voting and disposition power with respect to 5,726,432 shares. Gregg J. Powers has sole voting and disposition power with respect to 9,000 shares and has shared voting and disposition power with respect to 5,721,932 shares.

(4)	Based upon information contained in the Schedule 13G filed by Daniel Greenberg on February 14, 2003, Mr. Greenberg has sole voting and disposition power with respect to 3,982,910. The 4,144,406 shares reflected in the table include: (a) 121,496 shares held by The Mayer Greenberg Foundation, which Daniel Greenberg has the right to vote, but as to which he disclaims beneficial ownership, and (b) 40,000 shares issuable upon options currently exercisable or exercisable within 60 days after the date as of which information in this table is provided.

(5)	Based upon information contained in the Schedule 13G filed by T. Rowe Price Associates, Inc. on January 30, 2003, it has sole voting power with respect to 924,550 shares and sole dispositive power with respect to 3,718,450 shares. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 2,005,400 shares, but does not have sole or shared dispositive power to any shares.

(6)	Based upon information contained in the Schedule 13G filed by Phillip Greenberg on February 5, 2002, Mr. Phillip Greenberg has sole voting and disposition power with respect to 2,404,773 shares.

(7)	154,673 of these shares are held in a revocable family trust.

(8)	Based on publicly available share ownership information and includes (a) 539,942 shares underlying options held by executive officers and directors that are currently exercisable or exercisable within 60 days after the date as of which information in this table is provided, (b) 19,136 shares held by the ESOP for the benefit of such executive officers and directors, and (c) 121,496 shares held by The Mayer Greenberg Foundation, which Daniel Greenberg has the right to vote but as to which he disclaims beneficial ownership.

     Messrs Daniel Greenberg and Phillip Greenberg are brothers. Each of Daniel Greenberg and Phillip Greenberg disclaims beneficial ownership of the other’s shares.

     Director Compensation. Directors who are employees receive no additional compensation for their services as directors. Directors who are not employees are paid:

•	An annual cash retainer of $20,000, which a director may elect to defer in exchange for options under the 1996 Director Stock Option Plan as described below.

•	$1,000 for each board meeting which he or she attends.

•	$1,000 for each meeting of the Compensation and Audit Committees which he or she attends.

     Upon election to the Board for the first time, each non-employee director receives a stock option covering 5,000 shares of our Common Stock. Each director who is reelected receives an additional stock option covering 2,000 shares of our Common Stock. These options have a five year term, are granted at not less than the current fair market value, and vest over the following two years.

EXECUTIVE COMPENSATION

     The summary compensation table set forth below reflects information concerning annual and long-term compensation we paid to our chief executive officer and to each of the other four most highly compensated executive officers (the “Named Executive Officers”) for their services to Electro Rent and its subsidiaries in all capacities for the fiscal years ended May 31, 2003, 2002 and 2001.

					Long-Term Compensation

	Annual Compensation				Awards		Payouts

				Other	Restricted			All Other
				Annual Comp-	Stock		LTIP	Compen-
Name and Principal Position	Year	Salary($)	Bonus($)	ensation($)(1)	Award(s)($)	Options(#)	Payouts ($)	sation($)(2)

Daniel Greenberg	2003	$385,000	$80,000			120,000		$22,458
Chairman of the Board and	2002	385,000	115,000	0	0	0	0	25,196
Chief Executive Officer	2001	385,000	375,000	0	0	0	0	25,592
William Weitzman(3)	2003	$335,000	$70,000			80,000		$25,347
President and	2002	335,000	105,000	0	0	0	0	23,152
Chief Operating Officer	2001	335,000	350,000	0	0	19,500	0	24,658
Gary B. Phillips	2003	$210,000	$55,000			50,000		$9,962
Senior Vice President	2002	210,000	70,000	0	0	0	0	11,933
	2001	210,000	190,000	0	0	11,000	0	12,425
Steven Markheim	2003	$195,000	$45,000			40,000		$9,274
Vice President and	2002	195,000	60,000	0	0	0	0	13,254
Secretary	2001	195,000	150,000	0	0	11,000	0	12,406
Craig R. Jones	2003	$150,000	$18,000			20,000		$9,307
Vice President and	2002	150,000	25,000	0	0	0	0	7,687
Chief Financial Officer	2001	148,000	50,000	0	0	6,000	0	8,627

(1)The value of perquisites and other personal benefits has not been included for fiscal years 2003, 2002 and 2001, since the value of such benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

(2)All Other Compensation for fiscal year 2003 includes the following for Messrs. Greenberg, Weitzman, Phillips, Markheim and Jones: (i) Company matching contributions to the 401(k) Savings Plan of $5,334, $4,819, $6,123, $5,697 and $5,358 for each Named Executive Officer, respectively, (ii) Company contributions to the Supplemental Executive Retirement Plan of $8,571; $7,072; $2,000; $2,107; and $0 on behalf of the Named Executive Officers, respectively, to match a portion of 2003 pretax elective deferred contributions (included under salary) made by each person to such plans, and (iii) Electro Rent payments of term life insurance premiums of $8,552; $13,457; $1,839; $1,470; and $3,949 on behalf of the Named Executive Officers, respectively.

(3)Mr. Weitzman did not accept re-election to Electro Rent’s Board at the Company’s 2003 meeting and he resigned as President, effective October 9, 2003. He will retire on January 5, 2004. As a result of the benefits payable to Mr. Weitzman in connection with his departure, Electro Rent expects to incur a charge of approximately $2.3 million to $2.6 million during the second quarter of fiscal 2004. The amounts payable are provided pursuant to his employment agreement for compensation and welfare and retirement benefits for Mr. Weitzman and his family.

     The following table sets forth certain information, as of May 31, 2003, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans.

Number of
	(a)		securities
	Number of		remaining available
	securities to be	(b)	for issuance under
	issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding	outstanding	securities
	options,	options,	reflected in
Plan Category	warrants and rights	warrants and rights	column (a))

Equity compensation plans approved by security holders	1,167,005	$11.82	1,142,312 (1)
Equity compensation plans not approved by security holders	0	0	0
Total	1,167,005	$11.82	1,142,312 (1)

(1) This number includes 981,250 shares of common stock reserved for issuance under the 2002 Option Plan, 114,067 shares available for issuance under the 1996 Option Plan and 46,995 shares available for issuance under the Director Option Plan. It does not include shares under the 1990 Stock Option Plan, under which no new options may be granted.

Summary of the Option Plans

     The Company has several stock option plans that authorize the Board to issue up to 3,667,500 shares of Common Stock to Electro Rent’s officers, employees, directors and consultants, of which 1,142,312 were available for grant at the end of Electro Rent’s last fiscal year, May 31, 2003, and 1,140,510 of which are currently available for grant.

     2002, 1996 and 1990 Option Plans. The Stock Option Plans are administered by the compensation committee. All of the Board members except Mr. Greenberg serve as members of that committee. Members of that committee receive only the standard annual option grants applicable to all non-employee directors. Each option is evidenced by written agreement in a form approved by the compensation committee. No options granted under the Stock Option Plans are transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

     Under the Stock Option Plans, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of Electro Rent’s capital stock on the date of grant). The exercise price of a non-qualified stock option must be not less than 85% of the fair market value of the Common Stock on the date of grant. The term of an incentive or non-qualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The compensation committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options. Upon exercise of any option granted under the Stock Option Plans, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of Common Stock.

     Director Option Plan. The Director Option Plan permits the grant of nonstatutory stock options to our directors who are not employed by Electro Rent or its subsidiaries. The Director Option Plan is administered by Mr. Greenberg, who is ineligible to receive options under the plan. Each option is evidenced by written agreement in a form approved by the Director Option Plan Committee. No options granted under the Director Option Plan are transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

     Under the Director Option Plan, non-employee directors may elect to defer all or a portion of their annual retainer and receive nonqualified options equivalent to the amount of the deferred director’s fees divided by 75% of the fair market value per share on the date of grant. Upon exercise of the options, the director pays the remaining 25% of the fair market value per share on the date of grant. The term of an option granted under this plan is five years. The Director Option Plan Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options; however, in no event can an option be exercised before the first anniversary of the date of grant. Upon exercise of any option granted under the Director Option Plan, the exercise price must be paid in cash.

     Deferred Option Plan. The Deferred Option Plan permits selected executives to defer receipt of common stock deliverable upon exercise of eligible stock options. To participate in this plan, the executive exercises his or her options by delivering or committing to deliver shares of Company stock owned by him or her with a value equal to the aggregate exercise price of the option. However, the Company actually issues the shares (although the shares are deemed outstanding for accounting purposes) only upon the executive’s death, retirement, termination of employment or certain other events. No executive chose to defer any gains under the Deferred Option Plan during fiscal 2003. The Board has determined to terminate this Deferred Option Plan prior to the Extraordinary Distribution.

     Federal Tax Treatment of Incentive Stock Options. The Federal income tax consequences associated with incentive stock options are generally more favorable to the optionee and less favorable to the employer than those associated with nonqualified stock options. Under current Federal income tax law, the grant of an incentive stock option does not result in income to the optionee or in a deduction for Electro Rent at the time of the grant. The exercise of an incentive stock option will not result in income for the option holder if the option holder (i) does not dispose of the shares within two years after the date of grant nor within one year after exercise, and (ii) is an employee of the Company or any of its affiliates from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the option holder as long-term capital gain if the holding period for the stock is more than eighteen months and mid-term capital gain otherwise. Electro Rent will not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax. If the option holder disposes of the shares prior to the expiration of either of the holding periods described above, the option holder would have compensation taxable as ordinary income, and Electro Rent would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. If the price realized in any such premature sale of the shares exceeds the fair market value of the shares on the exercise date, the excess will be treated as long-term, mid-term or short-term capital gain depending on the option holder’s holding period for the shares.

     Federal Tax Treatment of Nonqualified Stock Options. Under current Federal income tax law, the grant of a nonqualified stock option has no tax effect on Electro Rent or the option holder. If the shares received on exercise of an option are not subject to restrictions on transfer or risk of forfeiture imposed by the options committee, the exercise of a nonqualified stock option will result in ordinary income to the option holder equal to the excess of the fair market value of the shares at the time of exercise over the option price. The amount taxed to the option holder as ordinary income is treated as earned income. The option holder’s tax basis in the shares will be equal to the aggregate exercise price paid by the option holder plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any further gain or loss recognized by the option holder will be treated as capital gain or loss. Any capital gain will be long-term capital gain if the shares are held for more than eighteen months after exercise, mid-term capital gain if the shares are held for more than one year but up to eighteen months after exercise and short-term capital gain if the shares are held for one year or less after exercise. Capital losses will be long-term if the holding period is more than one year and short-term otherwise. We will normally be allowed, at the time of recognition of ordinary income by the option holder upon exercise, to take a deduction for Federal income tax purposes in an amount equal to such recognized income.

Option Grants in Last Fiscal Year

     The table below shows information regarding grants of stock options made to the Named Executive Officers under the Company’s 2002 Stock Option Plan during fiscal 2003. The amounts shown for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full five year term of the options. The amounts of potential realizable values for all shareholders for the corresponding increases in the market value of 24,869,597 outstanding shares of the Company’s stock held by all shareholders as of November 14, 2003, at the 5% and 10% assumed annualized rates over a term of 10 years, would total approximately $218.8 million and $554.5 million, respectively. No gain for optionees is possible without an increase in stock price, which increase will benefit all shareholders proportionally. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercises and Company stockholdings are dependent on the future performance of the Company’s stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

					Potential Realizable Value at
					Assumed Annual Rates of Stock
					Appreciation for
	Individual Grants (1)				Option Term (1)

		% of Total Options
		Granted to
	Options Granted	Employees in	Exercise or Base
Name	(#)	Fiscal Year	Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Daniel Greenberg	120,000	$23.49%	$11.31	7/11/07	$374,969	$828,584
William Weitzman	80,000	$15.66%	$11.31	7/11/07	$249,980	$552,389
Gary B. Phillips	50,000	$9.79%	$11.31	7/11/07	$156,237	$345,243
Steven Markheim	40,000	$7.83%	$11.31	7/11/07	$124,990	$276,195
Craig R. Jones	20,000	$3.92%	$11.31	7/11/07	$62,495	$138,097

(1)All stock options were awarded at the fair market value of the shares of the Company’s stock at the date of award, have a term of five years and vest over a 3-year period with 33 1/3% vesting on each of the first, second and third anniversary of the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     The following table summarizes for each of the Named Executive Officers the number of stock options exercised during fiscal 2003, the aggregate dollar value realized upon exercise, the total number of unexercised options held at May 31, 2003, and the aggregate dollar value of in-the-money, unexercised options held at May 31, 2003. “Value Realized” is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option. “Value of Unexercised, In-The-Money Options at Fiscal Year-End” is the difference between its exercise or base price and the fair market value of the underlying stock on May 31, 2003, which was $10.20 per share. The values in that column, unlike the amounts set forth in the column headed “Value Realized,” have not been, and may never be, realized. The underlying options have not been, and may not be, exercised; actual gains, if any, on exercise will depend on the value of our Common Stock on the date of exercise. There can be no assurance that these values will be realized.

					Value of Unexercised
			Number of Unexercised		In-the Money Options
	Shares		Options at Fiscal Year-End(#)		at Fiscal Year-End ($)(1)
	Acquired	Value
Name	on Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel Greenberg	0	$0	40,000	80,000	$0	$0
William Weitzman	28,126	$224,357	111,292	58,208	$0	$0
Gary B. Phillips	0	$0	124,917	36,083	$98,250	$0
Steven Markheim	0	$0	101,594	29,416	$65,500	$0
Craig R. Jones	0	$0	26,167	14,833	$0	$0

(1)In-the-Money Options are those where the fair market value of the underlying securities exceeds the exercise or base price of the option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is or was an Electro Rent officer or employee, or is related to any other member of the Compensation Committee, or any member of the Board, or any Electro Rent executive officer by blood, marriage or adoption.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

Compensation Philosophy

     In designing compensation programs, the Compensation Committee believes that compensation should reflect the value created for shareholders while supporting the Company’s strategic goals. In doing so, the compensation programs reflect the following principles:

•	Compensation should be meaningfully related to the value created for shareholders.

•	Compensation programs should support the short- and long-term strategic goals and objectives of the Company.

•	Compensation programs should reflect and promote the Company’s values, and reward individuals for outstanding contributions to the Company’s success.

     Executive compensation has consisted of three parts: base compensation, bonuses and stock options.

     In order to attract and retain well-qualified executives, which the Compensation Committee believes is crucial to the Company’s success, the Compensation Committee’s general approach to compensating executives is to pay cash salaries which are commensurate with the executives’ experience and expertise and, where relevant, are comparable with the salaries paid to executives in competitive businesses. Consequently, base salaries for the Company’s executives have been determined as part of the total compensation package by reference to such factors as salary history, competitive factors in the market, and relative merit. In recommending base compensation, the Compensation Committee has periodically called upon compensation consultants to submit compensation data from comparable companies, but did not do so in fiscal 2003, believing that the benefits would not be justified by the costs. Given current market conditions, both for executives and for the Company, the Compensation Committee decided not to give raises to any executive officers of the Company for fiscal 2004.

     The Compensation Committee recommends bonus awards on an annual basis taking into consideration all relevant factors including the performance of the particular executive and the success of management generally in carrying out the objectives of the Company. During fiscal 2003, the Company’s personnel worked diligently in improving operating efficiencies, resulting in substantial reductions of accounts receivable and selling, general and administrative costs. As a result, the Company was profitable in each quarter of the fiscal year, before the write-off of goodwill. On the other hand, due to continuing adverse conditions in the telecommunications industry, the Company had significantly decreased revenues and net income from fiscal 2002. To balance these facts, the Compensation Committee awarded management bonuses for fiscal 2003, but reduced the overall bonus pool by approximately the same percentage as the percentage reduction in the Company’s net income before income taxes and the impact of the write-off of goodwill.

     The Compensation Committee grants stock options to key employees of the Company, including Company Executives, to encourage proprietary interest in the Company, to encourage such key employees to remain in the employ of the Company and to attract new employees with outstanding qualifications. In granting stock options, the Compensation Committee confers with senior management.

     In July 2002, stock options with an exercise price of $11.31 were granted to the Chief Executive Officer and four of the five highest paid executives as follows: Daniel Greenberg, 120,000 options; William Weitzman, 80,000 options; Gary B. Phillips, 50,000 options; Steven Markheim, 40,000 options; and Craig R. Jones, 20,000 options. The only options granted to Directors of the Company during fiscal 2003 were the standard annual grants to directors under the 2002 Option Plan (5,000 shares on initial election and 2,000 shares on reelection) and options for deferral of director fees under the Director Option Plan.

Compensation Procedure

     In the first quarter of each fiscal year the Compensation Committee meets to review executive compensation and to make recommendations for executive bonuses for the fiscal year ended the preceding May 31st and base compensation for the then current fiscal year.

     The Chief Executive Officer and the President give the Compensation Committee a report and recommendation respecting each of the executives other than themselves. They also supply the Compensation Committee with whatever information the Compensation Committee requests concerning their own performance and any other aspects of the Company’s operations which might be relevant in fixing or recommending compensation for the Chief Executive Officer and the President.

     The Compensation Committee makes its recommendations to the Board. The Board fixes the compensation by appropriate resolutions. The Board followed all of the recommendations of the Compensation Committee with respect to fiscal 2003. The Chief Executive Officer and the President, both of whom are members of the Board, do not participate in the Board’s consideration of their compensation and absent themselves when their compensation is being considered and voted upon.

The Chief Executive Officer and the President

     In 1986 the Company entered into written Executive Employment Agreements with Daniel Greenberg, the Chief Executive Officer, and with William Weitzman, the President. These agreements were amended in November 1988 and were further amended and restated in July 1992. The amended and restated employment agreements of each of Messrs. Greenberg and Weitzman were later amended by Amendment No. 1 in October 2001.

     In their present form the Agreements provide for a three year rolling term at a base salary of not less than $300,000 for the Chief Executive Officer and not less than $250,000 for the President. The contracts provide that the base salary is adjusted annually based upon the consumer price index and may be increased at any time by the Board or the Compensation Committee. Consistent with its actions with the other officers of the Company, the Compensation Committee did not increase the base salaries for the Executives for 2004, and each of the Executives waived the upward adjustment for increases in the consumer price index contained in his employment agreement.

     The Agreements provide that the Executive shall be entitled to receive bonuses and incentive compensation each year in addition to his base salary. In determining the amount of such bonus and incentive compensation, consideration is to be given to all pertinent factors including, but not limited to, the following:

“...historic policies and practices, business revenues, business profits, the quality of the Executive’s performance and the value of his contributions to the Company, the prevailing compensation levels for comparable executive officers in businesses of size, complexity and/or character similar to those of the Company.”

     For fiscal 2003, based on these factors and the Compensation Committee’s general analysis of the Company’s performance outlined above, the bonus for each of the Executives was reduced from their bonus for fiscal 2002 by approximately the same as the percentage reduction in the Company’s net income before income taxes and the impact of the write-off of goodwill.

     The Executives are also entitled to receive employee benefits comparable to those provided to its senior executives; family health care benefits upon retirement; and to certain other payments and benefits in case of the Executive’s involuntary termination including such termination following a change of control. A “change of control” is defined to include a transaction in which any person or entity becomes the beneficial owner, directly or indirectly, of 20% or more of the Company’s Common Stock. According to an amendment filed to a Schedule 13G on February 14, 2003, Private Capital Management, a passive investor in the Company, beneficially owns Common Stock aggregating more than 20% of the total outstanding Common Stock.

     No other executive officer of the Company is employed pursuant to a formal written employment agreement.

Dated: August 11, 2003

COMPENSATION AND STOCK OPTION COMMITTEE

S. Lee Kling, Chairman Gerald D. Barrone Nancy Y. Bekavac Joseph J. Kearns James S. Pignatelli

     Mr. Weitzman did not accept re-election to Electro Rent’s Board at the Company’s 2003 Annual Meeting and resigned as President, effective October 9, 2003. Electro Rent further revised Mr. Weitzman’s employment agreement to reflect Mr. Weitzman’s transition duties through his retirement date of January 5, 2004, to assist in the transition of Mr. Weitzman’s responsibilities and assist in the potential development of the company’s European activities. As a result of the benefits payable to Mr. Weitzman in connection with his departure, Electro Rent expects to incur a charge of approximately $2.3 million to $2.6 million during the second quarter of fiscal 2004. The amounts payable are provided pursuant to his employment agreement for compensation and welfare and retirement benefits for Mr. Weitzman and his family.

     Until Mr. Weitzman’s replacement is appointed, Mr. Greenberg will be solely responsible for giving the Compensation Committee a report and recommendation on the compensation of the other executives.

COMPARISON OF TOTAL SHAREHOLDER RETURN

     This graph compares our total shareholder return with (1) the NASDAQ (US) Index, (2) the Russell 2000 Index, and (3) the composite prices of the companies listed by Value Line, Inc. in its Industrial Services Group (“Peer Group”). Our Common Stock is listed in both the Russell 2000 Index and the Industrial Services Group. The comparison is over a five year period, beginning May 31, 1998 and ending May 31, 2003. The total shareholder return assumes $100 invested at the beginning of the period in our Common Stock and in each index. It also assumes reinvestment of all dividends.

Cumulative Five Year total Return
Value of $100 Invested on May 31, 1998
Fiscal Years Ended May 31

	1998	1999	2000	2001	2002	2003

Electro Rent Corporation	100	52	45	67	54	43
NASDAQ Stock market—US	100	141	193	120	92	92
Russell 2000	100	97	107	113	112	103
Value Line Industrial Services	100	96	105	109	91	77

FUTURE CASH NEEDS

     In considering the size of the Extraordinary Dividend, the Board wished to retain significant cash resources in order to provide for potential internal or external growth of the Company as economic and industry conditions improve. Because Electro Rent must purchase the equipment it rents and leases to customers, a significant increase in customer demand for equipment would require significant capital expenditures. In addition, the Board also considered the potential for using cash for acquisitions of related businesses.

     As of August 31, 2003, Electro Rent had approximately $168.4 million in cash, cash equivalents and marketable securities. On a pro forma basis, if the Extraordinary Distribution had occurred on that date, Electro Rent would have retained a substantial cash position in relation to its overall assets. Retaining a relatively large amount of cash would allow for significant growth in the current business, although if demand from our customers returned to the levels of fiscal 2001, Electro Rent would be obligated to fund growth with the cash generated from its operations, or by raising additional capital (if possible). During fiscal year 2001, the Company’s Board of Directors authorized management to implement a limited stock repurchase program in the amount of 1,500,000 shares. Limited shares have been repurchased since fiscal 2001, however, if the cash retained after the Extraordinary Distribution is not required for the operations of the business, the Company could decide to buy back additional shares of Common Stock or pay a dividend. Electro Rent’s Board continuously reviews investment alternatives, and is currently conducting a thorough review of its opportunities for growing the business, including what financial resources would be required to accomplish its goals.

FINANCIAL AND OTHER INFORMATION

     You can obtain additional information regarding Electro Rent, including Electro Rent’s 2003 audited consolidated financial statements, in Electro Rent’s Annual Report on Form 10-K for the fiscal year ended May 31, 2003, our Proxy Statement for our 2003 Annual Meeting, held on October 9, 2003. and our Quarterly Report on Form 10-Q for the quarter ended August 31, 2003. Copies of these documents are available for free at Electro Rent’s website at “www.electrorent.com” on the EDGAR website maintained by the SEC at www.sec.gov; or by writing to or calling Electro Rent’s Corporate Secretary at Electro Rent Corporation, 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512, (818) 786-2525. This information is incorporated by reference into this proxy circular and proxy statement. The independent auditors’ report is included on Annex B pursuant to Item 13 of Schedule 14A.

     Any statement contained in a document deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

2004 ANNUAL MEETING OF SHAREHOLDERS

     Any proposal which a shareholder wishes to have presented for consideration at the 2004 Annual Meeting, including any shareholder director nominees, must be received at our principal office, attention: Steven Markheim, Secretary, no later than April 30, 2004.

By order of the Board

Steven Markheim Secretary

Van Nuys, California
December 1, 2003

ANNEX A
PROPOSAL 1

PROPOSED AMENDMENT TO ARTICLE IV OF THE
RESTATED ARTICLES OF INCORPORATION OF
ELECTRO RENT CORPORATION
TO EFFECT A REVERSE STOCK SPLIT

     The following resolutions would amend Article III of the Restated Articles of Incorporation of Electro Rent Corporation by adding a new paragraph (d) (set forth below) effecting a reverse stock split. Paragraph (d) would become effective only upon affirmative action by the Board of Directors on or prior to December 31, 2004, setting a split ratio between one-for-one-and-a-half (1:1.5) and one-for-three (1:3). The Board of Directors has the authority to abandon the proposed amendment to the Restated Certificate of Incorporation and not effect the reverse stock split.

     RESOLVED, paragraph (a) of Article III of the Company’s Restated Articles of Incorporation be amended to such that the last 11 words of that the last two lines of that paragraph be amended and restated as follows:

     “number of shares of Common Stock authorized to be issued is [*] without par value.”

     RESOLVED, that Article III of the Company’s Restated Articles of Incorporation be amended to add a new paragraph (d) as follows:

     "(d). Immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of California, each [**] shares of the issued and outstanding shares of Common Stock of this corporation shall thereby and thereupon automatically be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock of this corporation (the “Reverse Stock Split”). No scrip or fractional shares will be issued by reason of the Reverse Stock Split. In lieu thereof, cash shall be distributed to each shareholder of the Company who would otherwise have been entitled to receipt of a fractional share and that the amount of cash to be distributed shall be based upon the closing price of a share of Common Stock on the Nasdaq National Market on the effective date of this Certificate of Amendment.”

     RESOLVED FURTHER, that, at any time prior to the effectiveness of the foregoing amendment, the Board of Directors may abandon such proposed amendment without further action by the shareholders.

*If Proposal 1 is approved, the Board would be authorized to insert a number in this blank so that the ratio between our outstanding Common Stock and total authorized Common Stock remains unchanged by the amendment. The certificate of amendment filed with the California Secretary of State will include only that number of authorized shares that maintains this ratio.

**If Proposal 1 is approved, the Board would be authorized to insert a number (consisting of whole shares and tenths of shares) in this blank between and including one-and-a-half (1.5) and three (3). The certificate of amendment filed with the California Secretary of State will include only that number within this range determined by Electro Rent#s Board to be in the best interests of the Company and its shareholders.

Annex A

ANNEX B
REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Electro Rent Corporation:

We have audited the accompanying consolidated balance sheets of Electro Rent Corporation (a California Corporation) and subsidiaries (the “Company”) as of May 31, 2003 and 2002 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Company for the year ended May 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated August 6, 2001.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 2003 and 2002 consolidated financial statements present fairly, in all material respects, the financial position of Electro Rent Corporation and subsidiaries as of May 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, in fiscal year ended May 31, 2002, the Company changed its method of accounting for goodwill and other intangibles to conform to Statement of Financial Accounting Standards No. 142, resulting in the discontinuation of amortization of goodwill during the fiscal year ended May 31, 2002.

/s/ Deloitte & Touche LLP
Los Angeles, California
August 21, 2003

The following report is a copy of a previously issued Arthur Andersen LLP report and has not been reissued by Arthur Andersen LLP.

To the Shareholders and Board of Directors of Electro Rent Corporation:

     We have audited the accompanying consolidated balance sheets of Electro Rent Corporation (a California corporation) and subsidiaries as of May 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended May 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electro Rent Corporation and its subsidiaries as of May 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended May 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
Los Angeles, California
August 6, 2001

Annex B

ELECTRO RENT CORPORATION

6060 Sepulveda Boulevard
Van Nuys, California 91411-2512

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned shareholder of Electro Rent Corporation hereby acknowledges receipt of the Consent Solicitation Statement, and votes his/her/its shares as indicated below:

The Board of Directors recommends you CONSENT to each Proposal. Please mark an X in the appropriate box.

PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT CARD BY DECEMBER 23, 2003 USING THE
ENCLOSED ENVELOPE.

The undersigned hereby

PROPOSAL 1 to amend Electro Rent’s Articles of Incorporation to grant the Board authority to effect a reverse stock split of Common Stock within a range of one-to-one-and-a-half (1:1.5) to one-to-three (1:3) if the Board concludes it is appropriate after making the Extraordinary Distribution.

☐	CONSENTS TO	☐	DOES NOT CONSENT TO

PROPOSAL 2 to amend Electro Rent’s stock option plans, adding certain antidilution language to adjust the exercise price of any stock options under those plans in the event of any extraordinary distribution or dividend.

☐	CONSENTS TO	☐	DOES NOT CONSENT TO

This consent, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this consent will be IN FAVOR OF BOTH Proposals 1 and 2. This Consent is revocable with respect to a Proposal at any time before the date on which at least the a majority of the outstanding shares of Common Stock have consented to that Proposal).

Please sign exactly as name appears of record on your stock certificates. When shares are held by joint tenants, both should sign.

Dated: _________________________________________, 2003

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Signature

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Title

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Signature, if held jointly

When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.